Exhibit 7

July 7, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Superdirectories, Inc., which we understand will be filed with the commission, pursuant to Item 4.02 of Form 8-K as part of Superdirectories, Inc.'s Form 8-K report dated March 30, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Goff Backa Alfera & Company, LLC

Goff Backa Alfera & Company, LLC